AmTrust Financial Services, Inc. Reports Second Quarter 2013 Operating Earnings(1) of $60.4 Million and Net Income of $80.1 Million
Book Value Per Common Share of $17.78, Up 4.4% Since December 31, 2012
Financial Highlights
Second Quarter 2013

•	Gross written premium of $1.04 billion, up 63.2%, and net earned premium of $536.5 million, up 60.6% from the second quarter 2012

•	Operating diluted EPS(1)(2) of $0.86 compared to $0.66 in the second quarter 2012

•	Annualized operating return on equity(1) of 19.2% and annualized return on equity of 25.5%

•	Service and fee income of $88.1 million, up 166.9% from the second quarter 2012

•	Operating earnings(1) of $60.4 million compared to $45.4 million from the second quarter 2012

•	Net income of $80.1 million compared to $40.4 million from the second quarter 2012

•	Diluted EPS of $1.14 compared with $0.59 in the second quarter 2012

•	Combined ratio of 91.3% compared to 88.9% in the second quarter 2012

YTD 2013

•	Gross written premium of $1.98 billion, up 60.2%, and net earned premium of $944.5 million, up 45.8% over YTD 2012

•	Operating diluted EPS(1)(2) of $1.68 compared to $1.31 in YTD 2012

•	Annualized operating return on equity(1) of 19.1% and annualized return on equity of 26.7%

•	Service and fee income of $148.6 million, up 102.1% from YTD 2012

•	Operating earnings(1) of $117.6 million compared to $89.4 million in YTD 2012

•	Net income of $164.2 million compared to $79.4 million from YTD 2012

•	Diluted EPS of $2.34 compared with $1.16 in YTD 2012

•	Combined ratio of 90.5% compared to 88.7% in YTD 2012

•	Book value per share of $17.78, up from $17.03 at December 31, 2012

•	Shareholders' equity was $1.32 billion as of June 30, 2013

NEW YORK, August 6, 2013 (GLOBE NEWSWIRE) -- AmTrust Financial Services, Inc. (Nasdaq:AFSI) ("the Company") today reported second quarter 2013 operating earnings(1) of $60.4 million, or $0.86 per diluted share, an increase of 33.0%, compared to $45.4 million, or $0.66 per diluted share, in the second quarter of 2012. Second quarter 2013 net income totaled $80.1 million, or $1.14 per diluted share, an increase of 98.5% from $40.4 million, or $0.59 per diluted share, in the second quarter 2012. Second quarter 2013 annualized operating return on equity was 19.2% compared to 18.5% in the second quarter 2012. Second quarter 2013 annualized return on equity was 25.5% compared to 16.5% in the second quarter 2012.
During the first six months of 2013, operating earnings(1) totaled $117.6 million, or $1.68 per diluted share, an increase of 31.5%, compared to $89.4 million, or $1.31 per diluted share, in the first six months of 2012. During the first six months of 2013, net income totaled $164.2 million or $2.34 per diluted share, an increase of 106.6% from $79.4 million, or $1.16 per diluted share, in the first six months of 2012. Year to date 2013 annualized operating return on equity was 19.1% compared to 18.9% year to date 2012. Year to date annualized return on equity was 26.7% compared to 16.8% year to date 2012. June 30, 2013 book value per share rose 4.4% to $17.78 from $17.03 as of December 31, 2012.

Second Quarter 2013 Results
Total revenue was $716.5 million, an increase of $285.9 million, or 66.4%, from $430.6 million in the second quarter 2012. Gross written premium was $1.04 billion, an increase of $403.2 million, or 63.2%, from $637.4 million in the same period a year ago. Net written premium of $640.0 million, rose $248.4 million, or 63.4%, from $391.6 million in the second quarter 2012. Net earned premium of $536.5 million increased $202.5 million, or 60.6%, from $334.0 million in the second quarter 2012.
Commission and other revenues of $180.0 million increased $83.4 million, or 86.3%, from $96.6 million in the second quarter 2012 and represented 25.1% of total revenue in second quarter 2013 compared to 22.4% in second quarter 2012. The combined ratio was 91.3% compared with 88.9% in second quarter 2012.
Ceding commissions, primarily related to the reinsurance agreements with Maiden Holdings, Ltd. ("Maiden"), totaled $67.2 million, up 50.7% from $44.6 million in the second quarter 2012. During the three months ended June 30, 2013, AmTrust ceded $283.1 million of gross written premium and $252.0 million of earned premium to Maiden compared to $196.4 million of gross written premium and $170.0 million of earned premium ceded in the second quarter 2012.
Total service and fee income of $88.1 million increased $55.1 million, or 166.9%, from $33.0 million in second quarter of 2012 and included $14.4 million from related parties in the second quarter 2013, compared with $6.9 million in the second quarter 2012. Service and fee income in second quarter 2013 benefited from the contribution from acquisitions completed after June 30, 2012, including First Nonprofit Companies, Inc., Car Care (Holdings) Limited, CPPNA Holdings, Inc. (now known as AMTCS Holdings, Inc.) and CNH Capital's insurance agencies.
Investment income, excluding net realized gains and losses, totaled $22.6 million, an increase of 38.5% from $16.3 million in the second quarter of 2012. In addition, second quarter 2013 results included net realized investment gains of $2.1 million, or $1.3 million after-tax, on certain fixed income and equity investments compared with net realized gains of $2.7 million, or $1.8 million after-tax, in the second quarter of 2012.
The Company's net gain on life settlements including non-controlling interest was $1.1 million compared to a net gain of $2.0 million in the second quarter of 2012. Operating earnings(1) included a gain on life settlement contracts of $60,000, net of non-controlling interest, compared to a gain of $1.1 million, net of non-controlling interest in the second quarter of 2012.
Loss and loss adjustment expense totaled $364.1 million in the second quarter 2013, an increase of $152.3 million from $211.8 million in the second quarter 2012 and resulted in a loss ratio of 67.9% compared with 63.4% for the second quarter 2012.
Acquisition costs and other underwriting expense of $192.6 million increased $62.8 million from $129.7 million for the second quarter 2012. Acquisition costs and other underwriting expenses less ceding commissions totaled $125.4 million compared with $85.2 million in the second quarter 2012. The expense ratio was 23.4%, down from 25.5% in the second quarter 2012.
Other expense of $81.0 million increased $48.7 million from $32.3 million in the second quarter 2012.
Year-to-Date 2013 Results
Total revenue was $1.28 billion, an increase of $439.5 million, or 52.0%, from $844.8 million YTD 2012. Gross written premium was $1.98 billion, an increase of $745.4 million, or 60.2%, from $1.24 billion YTD 2012. Net written premium was $1.17 billion, an increase of $420.7 million, or 56.0%, from $751.4 million YTD 2012. Net earned premium of $944.5 million increased $296.5 million, or 45.8%, from $648.0 million YTD 2012.
Commission and other revenues of $339.8 million increased $143.0 million, or 72.7%, from $196.8 million YTD 2012 and represented 26.5% of total revenue compared to 23.3% YTD 2012. The combined ratio was 90.5% compared with 88.7% YTD 2012.
Ceding commissions, primarily related to the reinsurance agreements with Maiden, totaled $131.1 million, up 44.4% from $90.8 million a year ago. During the six months ended June 30, 2013, AmTrust ceded $588.8 million of gross written premium and $479.7 million of earned premium to Maiden compared to $387.3 million of gross written premium and $336.3 million of earned premium ceded YTD 2012.

Total service and fee income of $148.6 million increased $75.1 million, or 102.1%, from $73.5 million YTD 2012 and included $24.9 million from related parties in the first six months 2013, compared with $13.0 million YTD 2012. Service and fee income in the first six months of 2013 benefited from the contribution from acquisitions completed after June 30, 2012, including First Nonprofit Companies, Inc., Car Care (Holdings) Limited, CPPNA Holdings, Inc. (now known as AMTCS Holdings, Inc.) and CNH Capital's insurance agencies.
Investment income, excluding net realized gains and losses, totaled $40.7 million, an increase of 32.0% from $30.9 million in YTD 2012. In addition, YTD 2013 results included net realized investment gains of $19.4 million, or $12.6 million after-tax, on certain fixed income and equity investments compared with a gain of $1.6 million, or $1.0 million after-tax, YTD 2012.
In the first six months of 2013, net gain on life settlements including non-controlling interest was $4,000 compared to $2.1 million YTD 2012. Operating earnings(1) included loss on life settlement contracts of $49,000 net of non-controlling interest, compared to a gain of $1.1 million, net of non-controlling interest YTD 2012.
Loss and loss adjustment expense totaled $636.4 million in the first six months of 2013, an increase of $224.7 million from $411.7 million YTD 2012 and resulted in a loss ratio of 67.4% compared with 63.5% YTD 2012.
Acquisition costs and other underwriting expense of $349.4 million increased $95.6 million from $253.7 million YTD 2012. Acquisition costs and other underwriting expenses less ceding commissions totaled $218.3 million compared with $162.9 million YTD 2012. The expense ratio was 23.1%, down from 25.1% YTD 2012.
Other expense of $133.1 million increased $65.2 million from $68.0 million YTD 2012.
Total assets of $9.1 billion increased $1.7 billion, or 22.4%, from $7.4 billion at December 31, 2012. Total cash, cash equivalents and investments of $3.5 billion increased $802 million, or 29.8%, from $2.7 billion as of December 31, 2012. The Company completed a $115 million preferred share offering on June 3, 2013. Shareholders' equity of $1.3 billion increased 15.1% from $1.1 billion at December 31, 2012.
During the first six months of 2013, the Board of Directors declared two quarterly per share cash dividends of $0.14. As of June 30, 2013, the Company's long-term debt-to-capitalization ratio was 19.0% compared with 20.9% as of December 31, 2012.
Subsequent Event
On July 29, 2013, the Company announced that one of its wholly-owned subsidiaries entered into an agreement to acquire Sagicor Europe Limited from Sagicor Financial Corporation for approximately £56 million, which is £15 million above Sagicor Europe Limited's net asset value as of December 31, 2012. Among the assets to be acquired are a managing agency and two Lloyd's syndicates, property/casualty insurance syndicate 1206 with stamp capacity of £200 million and life insurance syndicate 44 with stamp capacity of £7 million as well as a Cayman Islands domiciled reinsurance entity. The transaction is expected to close in the fourth quarter of 2013.

(1) References to operating earnings, operating diluted EPS, and operating return on equity are Non-GAAP financial measures defined by the Company as net income, diluted earnings per share and return on equity excluding after-tax net realized investment gain or (loss) on securities, non-cash amortization of certain intangible assets, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain or loss, sale of equity investment, gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party) net of tax and acquisition gain, net of tax. Please see the Non-GAAP Financial Measures table at the end of this release for important information about the use of these Non-GAAP measures and their reconciliation to GAAP.

(2) In September 2012, the Company paid a ten percent stock dividend. As a result, prior year's weighted average common shares outstanding, diluted shares outstanding, earnings per share, diluted earnings per share and operating diluted earnings per share have been adjusted. The dividend resulted in a reduction in basic earnings per share of $0.07, diluted earnings per share of $0.05 and operating diluted earnings per share of $0.06 for the three months ended June 30, 2012. For the six months ended June 30, 2012, the dividend resulted in a reduction in basic earnings per share of $0.12, diluted earnings per share of $0.11 and operating diluted earnings per share of $0.13.

Conference Call:
On August 6, 2013 at 9:00 AM ET, CEO Barry Zyskind and CFO Ron Pipoly will review these results and discuss business conditions via a conference call and webcast that may be accessed as follows:
Toll-Free Dial-in:   877.755.7421
Toll Dial-in (Outside the U.S):   973.200.3087
Webcast registration: http://ir.amtrustgroup.com/events.cfm
A replay of the conference call will be available at approximately 12:00 p.m. ET Tuesday, August 6, 2013 through Tuesday, August 13, 2013. To listen to the replay, please dial 855.859.2056 (within the U.S.) or 404.537.3406 (outside the U.S.) and enter replay passcode 22293518, or access http://ir.amtrustgroup.com/events.cfm.
About AmTrust Financial Services, Inc.
AmTrust Financial Services, Inc., headquartered in New York City, is a multinational insurance holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers' compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 855.327.2223.
Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, our estimates of the fair value of our life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with Maiden Holdings, Ltd., National General Holding Corporation, or third party agencies and warranty administrators, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statements except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q.

AFSI-F

CONTACT:	AmTrust Financial Services, Inc.

Investor Relations
Elizabeth Malone CFA
beth.malone@amtrustgroup.com
646.458.7924

Hilly Gross
New York, New York
hilly.gross@amtrustgroup.com
646.458.7925

AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Gross written premium	$1,040,614	$637,438	$1,984,536	$1,239,125

Net written premium	$639,997	$391,589	$1,172,103	$751,366
Change in unearned premium	(103,458)	(57,595)	(227,570)	(103,348)
Net earned premium	536,539	333,994	944,533	648,018
Ceding commission (primarily related party)	67,157	44,550	131,115	90,824
Service and fee income	88,102	33,011	148,615	73,549
Investment income, net	22,634	16,344	40,729	30,862
Net realized gain	2,067	2,703	19,351	1,555
Commission and other revenues	179,960	96,608	339,810	196,790
Total revenue	716,499	430,602	1,284,343	844,808
Loss and loss adjustment expense	364,110	211,787	636,366	411,716
Acquisition costs and other underwriting expense	192,559	129,713	349,379	253,738
Other expense	80,985	32,320	133,137	67,959
Total expenses	637,654	373,820	1,118,882	733,413
Income before other, provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	78,845	56,782	165,461	111,395
Other income (expense):
Interest expense	(7,608)	(6,994)	(14,969)	(14,085)
Net gain on life settlement contracts net of profit commission	1,080	1,961	4	2,051
Foreign currency gain (loss)	783	(2,455)	2,055	(2,034)
Gain on acquisition	31,956	—	58,023	—
Total other income (expenses)	26,211	(7,488)	45,113	(14,068)
Income before provision for income taxes, equity in earnings of unconsolidated subsidiaries and non-controlling interest	105,056	49,294	210,574	97,327
Provision for income taxes	31,993	11,742	55,910	22,919
Equity in earnings of unconsolidated subsidiaries (related party)	7,059	3,088	8,610	5,452
Net income	80,122	40,640	163,274	79,860
Non-controlling interest	—	(282)	877	(416)
Net income attributable to AmTrust Financial Services, Inc.	$80,122	$40,358	$164,151	$79,444
Operating earnings attributable to AmTrust Financial Services, Inc. (1)	$60,409	$45,424	$117,569	$89,423
Earnings per common share:
Basic earnings per share	$1.19	$0.60	$2.44	$1.20
Diluted earnings per share	$1.14	$0.59	$2.34	$1.16
Operating diluted earnings per share (2)	$0.86	$0.66	$1.68	$1.31
Weighted average number of basic shares outstanding	67,329	66,455	67,187	66,274
Weighted average number of diluted shares outstanding	70,135	68,579	70,011	68,360
Combined ratio	91.3%	88.9%	90.5%	88.7%
Return on equity	25.5%	16.5%	26.7%	16.8%
Operating return on equity (3)	19.2%	18.5%	19.1%	18.9%

Reconciliation of net realized gain(loss):
Other-than-temporary investment impairments	$—	$(1,208)	$—	$(1,208)
Impairments recognized in other comprehensive income	—	—	—	—
	—	(1,208)	—	(1,208)
Net realized gains on sale of investments	2,067	3,911	19,351	2,763
Net realized gains	$2,067	$2,703	$19,351	$1,555

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	June 30, 2013	December 31, 2012
Cash, cash equivalents and investments	$3,498,615	$2,696,402
Premiums receivables	1,442,089	1,251,262
Goodwill and intangible assets	604,013	514,967
Total assets	9,080,337	7,417,237
Loss and loss expense reserves	3,065,792	2,426,400
Unearned premium	2,385,190	1,773,593
Trust preferred securities	123,714	123,714
Convertible senior notes	162,672	161,218
Preferred shares	115,000	—
AmTrust's stockholders' equity	1,317,377	1,144,121
Book value per common share	$17.78	$17.03

AmTrust Financial Services, Inc.
Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Reconciliation of net income attributable to AmTrust Financial Services, Inc. to operating earnings attributable to AmTrust Financial Services, Inc.:
Net income attributable to AmTrust Financial Services, Inc.	$80,122	$40,358	$164,151	$79,444
Less: Net realized gains (loss) net of tax	1,343	1,757	12,578	1,011
Non cash amortization of certain intangible assets	(8,329)	(3,873)	(13,308)	(8,063)
Non cash interest on convertible senior notes net of tax	(475)	(495)	(945)	(893)
Foreign currency transaction gain (loss)	783	(2,455)	2,055	(2,034)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	5,619	—	5,619	—
Acquisition gain net of tax	20,772	—	40,583	—
Operating earnings attributable to AmTrust Financial Services, Inc. (1)	$60,409	$45,424	$117,569	$89,423
Reconciliation of diluted earnings per share to diluted operating earnings per share:
Diluted earnings per share	$1.14	$0.59	$2.34	$1.16
Less: Net realized gain (loss) net of tax	0.02	0.01	0.18	0.01
Non cash amortization of certain intangible assets	(0.12)	(0.05)	(0.19)	(0.12)
Non cash interest on convertible senior notes net of tax	(0.01)	—	(0.01)	(0.01)
Foreign currency transaction gain (loss)	0.01	(0.03)	0.03	(0.03)
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	0.08	—	0.08	—
Acquisition gain net of tax	0.30	—	0.57	—
Operating diluted earnings per share (2)	$0.86	$0.66	$1.68	$1.31
Reconciliation of return on equity to operating return on equity:
Return on equity	25.5%	16.5%	26.7%	16.8%
Less: Net realized gain (loss) net of tax	0.4%	0.7%	2.1%	0.2%
Non cash amortization of certain intangible assets	(2.7)%	(1.5)%	(2.2)%	(1.7)%
Non cash interest on convertible senior notes net of tax	(0.2)%	(0.2)%	(0.2)%	(0.2)%
Foreign currency transaction gain (loss)	0.3%	(1.0)%	0.3%	(0.4)%
Gain resulting from decrease in ownership percentage of equity investment in unconsolidated subsidiary (related party) net of tax	1.8%	—%	0.9%	—%
Acquisition gain net of tax	6.7%	—%	6.7%	—%
Operating return on equity (3)	19.2%	18.5%	19.1%	18.9%

(1)
Operating earnings is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gain (loss), non-cash amortization of certain intangible assets, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain (loss), sale of equity investment, gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party) net of tax and acquisition gain, net of tax and should not be considered an alternative to net income. The Company believes operating earnings are a more relevant measure of the Company's profitability because operating earnings contain the components of net income upon which the Company's management has the most influence and excludes factors outside management's direct control and non-recurring items. The Company's measure of operating earnings may not be comparable to similarly titled measures used by other companies.

(2)
Diluted operating earnings per share is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gain (loss), non-cash amortization of certain intangible assets, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain (loss), sale of equity investment, gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party) net of tax and acquisition gain, net of tax divided by the weighted average diluted shares outstanding for the period and should not be considered an alternative to diluted earnings per share. The Company believes that diluted earnings per share provides investors with a valuable measure of the Company's operating performance for the same reasons that the underlying measure, operating earnings, is considered a better measure of operating performance. The Company's measure of diluted operating earnings per share may not be comparable to similarly titled measures used by other companies.

(3)
Operating return on equity is a non-GAAP financial measure defined by the Company as net income less after-tax realized investment gain (loss), non-cash amortization of certain intangible assets, non-cash interest on convertible senior notes net of tax, foreign currency transaction gain (loss), sale of equity investment gain resulting from a decrease in the ownership percentage of an equity investment in an unconsolidated subsidiary (related party) net of tax and acquisition gain, net of tax divided by the average shareholders' equity for the period and should not be considered an alternative to return on equity. The Company believes that operating return on equity provides investors with a valuable measure of the Company's operating performance for the same reasons that the underlying measure, operating earnings, is considered a better measure of operating performance. The Company's measure of operating return on equity may not be comparable to similarly titled measures used by other companies.

AmTrust Financial Services, Inc.
Segment Information
(in thousands, except percentages)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Gross written premium
Small Commercial Business	$389,911	$214,127	$765,760	$446,478
Specialty Risk and Extended Warranty	447,885	272,610	776,214	506,699
Specialty Program	173,843	121,878	382,935	226,516
Personal Lines Reinsurance	28,975	28,823	59,627	59,432
	$1,040,614	$637,438	$1,984,536	$1,239,125
Net written premium
Small Commercial Business	$218,553	$104,270	$392,293	$223,160
Specialty Risk and Extended Warranty	290,272	172,259	474,714	313,420
Specialty Program	102,197	86,237	245,469	155,354
Personal Lines Reinsurance	28,975	28,823	59,627	59,432
	$639,997	$391,589	$1,172,103	$751,366
Net earned premium
Small Commercial Business	$188,300	$93,568	$314,900	$185,896
Specialty Risk and Extended Warranty	208,150	141,607	349,304	277,180
Specialty Program	110,676	70,868	222,154	130,529
Personal Lines Reinsurance	29,413	27,951	58,175	54,413
	$536,539	$333,994	$944,533	$648,018
Loss Ratio:
Small Commercial Business	66.0%	64.5%	66.3%	64.3%
Specialty Risk and Extended Warranty	69.2%	60.5%	67.9%	61.0%
Specialty Program	68.5%	67.5%	68.1%	67.4%
Personal Lines Reinsurance	67.6%	64.5%	67.5%	64.5%
Total	67.9%	63.4%	67.4%	63.5%
Expense Ratio:
Small Commercial Business	25.8%	28.5%	25.5%	28.2%
Specialty Risk and Extended Warranty	18.9%	19.7%	18.1%	19.4%
Specialty Program	25.6%	31.1%	25.6%	30.7%
Personal Lines Reinsurance	30.5%	30.5%	30.5%	30.5%
Total	23.4%	25.5%	23.1%	25.1%
Combined Ratio:
Small Commercial Business	91.9%	93.0%	91.8%	92.5%
Specialty Risk and Extended Warranty	88.2%	80.1%	86.0%	80.4%
Specialty Program	94.1%	98.6%	93.8%	98.1%
Personal Lines Reinsurance	98.1%	95.0%	98.0%	95.0%
Total	91.3%	88.9%	90.5%	88.7%